Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Schedule 14A of our report dated June 25, 2012, relating to the consolidated financial statements of Xplore Technologies Corp., which appears in Xplore Technologies Corp.’s Annual Report on Form 10-K for the year ended March 31, 2012.

/s/ PMB Helin Donovan, LLP

Austin, Texas
August 8, 2012